FORM OF OFFICER INDEMNIFICATION AGREEMENT

AGREEMENT, executed as of the ___ day of _____, 20__, among GNC Holdings Inc., a Delaware corporation (the “Company”), and _________ (the “Indemnitee”), and, with respect to its guarantee set forth on the signature pages hereto only, General Nutrition Centers, Inc., a Delaware corporation (“Centers”) and wholly owned subsidiary of the Company. This Agreement supersedes and replaces any and all previous Agreements between the Company and Indemnitee covering the subject matter of this Agreement.

WHEREAS, it is essential to the Company to retain and attract the most capable persons available as officers of the Company and its subsidiaries (including Centers);

WHEREAS, Indemnitee is employed as an officer of the Company and/or one or more of its subsidiaries;

WHEREAS, in recognition of Indemnitee’s need for substantial protection against personal liability to enhance Indemnitee’s continued service to the Company and its subsidiaries in an effective manner, the increasing difficulty in obtaining satisfactory director and officer liability insurance coverage, and in part to provide Indemnitee with specific contractual assurance that indemnification will be available to Indemnitee (regardless of, among other things, any change in the composition of the Board of Directors of the Company or acquisition transaction relating to the Company), the Company and Centers wish to provide in this Agreement for the indemnification of and the advancing of expenses to Indemnitee to the fullest extent (whether partial or complete) permitted by law and as set forth in this Agreement, and, to the extent insurance is maintained, for the continued coverage of Indemnitee under the Company’s directors’ and officers’ liability insurance policies,

NOW, THEREFORE, in consideration of the premises and of Indemnitee continuing to serve the Company and its subsidiaries (including Centers) directly or, at its request, another enterprise, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Certain Definitions.

(a)     Affiliate: as to any person, any other person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, “control” when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of Voting Securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

(b)     beneficial owner: as defined in Rules 13d-3 and 13d-5 under Securities Exchange Act of 1934, as amended (the “Exchange Act”), except that a person shall be deemed to have beneficial ownership of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time. The term “beneficially own” shall have a correlative meaning.

(c)     Board: The Board of Directors of the Company.

(d)     Change of Control: the occurrence of any of the following events:

(i)     any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner, directly or indirectly, of more than 35% of the total voting power of the then outstanding Voting Securities of the Company; provided, that no Change of Control shall be deemed to have occurred under this paragraph (i) if the Permitted Holders either (a) beneficially own (as defined above), directly or indirectly, (x) in the aggregate more than 40% of the total voting power of the then outstanding Voting Securities of the Company and (y) a greater percentage of the total voting power of the then outstanding Voting Securities of the Company than any other person or (b) have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board;

(ii)     during any period of two consecutive years, individuals who at the beginning of such period constituted the Board (together with any new members of the Board whose election by such Board or whose nomination for election by the equityholders of the Company was approved by a vote of the majority of the members of the Board then still in office who were either members of the Board at the beginning of such period or whose election or nomination for election was previously so approved including new members of the Board designated in or provided for in an agreement regarding the merger, consolidation or sale, transfer or other conveyance, of all or substantially all of the assets of the Company, if such agreement was approved by a vote of such majority of members of the Board) cease for any reason to constitute a majority of the Board then in office;

(iii) the adoption by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company; or

(iv)     the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company and its subsidiaries, taken as a whole, to another Person (other than to a subsidiary of the Company or to one or more Permitted Holders or any entity controlled by one or more Permitted Holders), in which, in the case of any such merger, consolidation or sale, the securities of the Company that are outstanding immediately prior to such transaction and that represent at least a majority of the aggregate Voting Securities of the Company are changed into or exchanged for cash, securities or property; provided, that no Change of Control shall be deemed to have occurred under this paragraph (iv) if pursuant to such transaction the securities of the Company are changed into or exchanged for, in addition to any other consideration, securities of the surviving Person that represent immediately after such transaction, (a) at least 30% of the aggregate voting power of the securities of the surviving Person and (b) a greater percentage of the voting securities of the surviving Person than the percentage of such voting securities beneficially owned by any other Person.

(e)     Claim: any threatened, pending or completed action, suit, claim, counterclaim, cross claim, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding , whether instituted by or in the right of the Company or any other party, whether civil, criminal, administrative, investigative or other. If the Indemnitee believes in good faith that a given situation may lead to or culminate in the institution of a Claim, this shall be considered a Claim under this paragraph.
(f)     Expenses: include all reasonable attorneys' fees, retainers, court costs, transcript costs, fees of experts and other professionals, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, any federal, state, local or foreign taxes imposed on Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement, ERISA excise taxes and penalties, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, or otherwise participating in, a Claim relating to an Indemnifiable Event. Expenses also shall include (i) Expenses incurred in connection with any appeal resulting from any Claim, including without limitation the premium, security for, and other costs relating to any cost bond, supersedeas bond, or other appeal bond or its equivalent, and (ii) for purposes of Sections 2(b) and 5 only, Expenses incurred by Indemnitee in connection with the interpretation, enforcement or defense of Indemnitee's rights under this Agreement, by litigation or otherwise. The parties agree that for the purposes of any advancement of Expenses for which Indemnitee has made written demand to the Company in accordance with this Agreement, all Expenses included in such demand that are certified by affidavit of Indemnitee's counsel as being reasonable in the good faith judgment of such counsel shall be presumed conclusively to be reasonable. Expenses, however, shall not include amounts paid in settlement by Indemnitee or the amount of judgments or fines against Indemnitee.

(g)     Indemnifiable Event: any event or occurrence related to the fact that Indemnitee is or was a director, officer, employee, agent or fiduciary of the Company, or is or was serving at the request of the Company as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of anything done or not done by Indemnitee in any such capacity.

(h)     Independent Legal Counsel: an attorney or firm of attorneys, selected in accordance with the provisions of Section 3, who (i) shall not have otherwise performed material services for the Company or Indemnitee within the last five years (other than with respect to matters concerning the rights of Indemnitee under this Agreement, or of other indemnitees under similar indemnity agreements) and (ii) shall not have been retained by any other party to a Claim arising from an Indemnifiable Event. Notwithstanding the foregoing, the term "Independent Counsel" shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee's rights under this Agreement.

(i)     Potential Change in Control: shall be deemed to have occurred if (i) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control; (ii) any person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control; or (iii) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

(k)     Reviewing Party: any person or body consisting of a member or members of the Board or any other person or body appointed by the Board who is not a party to the particular Claim for which Indemnitee is seeking indemnification, or Independent Legal Counsel.

(l)     Voting Securities: any securities of the Company, the holders of which vote generally in the election of directors.

2.     Basic Indemnification Arrangement. (a) In the event Indemnitee was, is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, a Claim by reason of (or arising in part out of) an Indemnifiable Event, the Company shall indemnify Indemnitee to the fullest extent permitted by law as soon as practicable but in any event no later than thirty days after written demand is presented to the Company, against any and all Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses, judgments, fines, penalties or amounts paid in settlement) of such Claim. If so requested by Indemnitee, the Company shall advance to the fullest extent permitted by law (within 10 business days of such request) any and all Expenses to Indemnitee (an “Expense Advance”). Advances shall be unsecured and interest free. Expense Advances shall be made without regard to Indemnitee's ability to repay the Expense Advance and without regard to Indemnitee's ultimate entitlement to indemnification under the other provisions of this Agreement. The Indemnitee shall qualify for Expense Advances upon the execution and delivery to the Company of this Agreement, which shall constitute an undertaking providing that the Indemnitee undertakes to repay the amounts advanced (without interest) to the extent that it is ultimately determined that Indemnitee is not entitled to be indemnified by the Company. No other form of undertaking shall be required other than the execution of this Agreement.

(b)     Notwithstanding the foregoing, the obligations of the Company under Section 2(a) to indemnify Indemnitee shall be subject to the condition that the Reviewing Party shall not have determined (in a written opinion, in any case in which the Independent Legal Counsel referred to in Section 2 hereof is involved) that Indemnitee would not be permitted to be indemnified under applicable law; provided, that if Indemnitee has commenced or thereafter commences legal proceedings in the Court of Chancery (as defined below) to secure a determination that Indemnitee should be indemnified under applicable law, any determination made by the Reviewing Party that Indemnitee would not be permitted to be indemnified under applicable law shall not be binding and Indemnitee shall not be required to reimburse the Company for any Expense Advance until a final judicial determination is made with respect Indemnitee's entitlement to indemnification (as to which all rights of appeal therefrom have been exhausted or lapsed). If there has not been a Change in Control, the Reviewing Party shall be selected by the Board, and if there has been such a Change in Control (other than a Change in Control which has been approved by a majority of the Board who were directors immediately prior to such Change in Control), the Reviewing Party shall be the Independent Legal Counsel. If there has been no determination by the Reviewing Party or if the Reviewing Party determines that Indemnitee substantively would not be permitted to be indemnified in whole or in part under applicable law, Indemnitee shall have the right to commence litigation in the Court of Chancery seeking an initial determination by the court or challenging any such determination by the Reviewing Party or any aspect thereof, including the legal or factual bases therefor. Any determination by the Reviewing Party otherwise shall be conclusive and binding on the Company and Indemnitee.

(c)     Notwithstanding any provision in this Agreement, the Company shall not be obligated under this Agreement to make any indemnification payment in connection with any Claim involving Indemnitee:

(i)    for which payment has actually been made to or on behalf of Indemnitee under any insurance policy or other indemnity provision, except with respect to any excess beyond the amount paid under any insurance policy or other indemnity provision; or

(ii)    for (A) an accounting of profits made from the purchase and sale (or sale and purchase) by Indemnitee of securities of the Company within the meaning of Section 16(b) of the Exchange Act (as defined in Section 2(b) hereof) or similar provisions of state statutory law or common law, (B) any reimbursement of the Company by the Indemnitee of any bonus or other incentive-based or equity-based compensation or of any profits realized by the Indemnitee from the sale of securities of the Company, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), or the payment to the Company of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 306 of the Sarbanes-Oxley Act) or (C) any reimbursement of the Company by Indemnitee of any compensation pursuant to any compensation recoupment or clawback policy adopted by the Board or the compensation committee of the Board, including but not limited to any such policy adopted to comply with stock exchange listing requirements implementing Section 10D of the Exchange Act; or

(iii)    except as provided in Sections 2(b) and 5 of this Agreement, in connection with any Claim (or any part of any Claim) initiated by Indemnitee, including any Claim (or any part of any Claim) initiated by Indemnitee against the Company or its directors, officers, employees or other indemnitees, unless (A) the Board authorized the Claim (or any part of any Claim) prior to its initiation or (B) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law.

3.     Change in Control. If there is a Change in Control (other than a Change in Control which has been approved by a majority of the Board who were directors immediately prior to such Change in Control) then with respect to all matters thereafter arising concerning the rights of Indemnitee to indemnity payments and Expense Advances under this Agreement or any other agreement or Company By-Law now or hereafter in effect relating to Claims for Indemnifiable Events, the Company shall seek legal advice only from Independent Legal Counsel selected by Indemnitee and approved by the Company (which approval shall not be unreasonably withheld). Such counsel, among other things, shall render its written opinion to the Company and Indemnitee as to whether and to what extent the Indemnitee would be permitted to be indemnified under applicable law. The Company agrees to pay the reasonable fees of the Independent Legal Counsel referred to above and to indemnify fully such counsel against any and all expenses (including attorneys’ fees), claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

4.     Establishment of Trust. In the event of a Potential Change in Control, the Company shall, upon written request by Indemnitee, create a trust for the benefit of Indemnitee and from time to time upon written request of Indemnitee shall fund such trust in an amount sufficient to satisfy any and all Expenses reasonably anticipated at the time of each such request to be incurred in connection with investigating, preparing for and defending any Claim relating to an Indemnifiable Event, and any and all judgments, fines, penalties and settlement amounts of any and all Claims relating to an Indemnifiable Event from time to time actually paid or claimed, reasonably anticipated or proposed to be paid, provided that in no event shall more than $250,000 be required to be deposited in any trust created hereunder (and no more than $1,000,000 in the aggregate with respect to any such trusts created under this Agreement and all Indemnification Agreements with directors and officers) in excess of amounts deposited in respect of reasonably anticipated Expenses. The amount or amounts to be deposited in the trust pursuant to the foregoing funding obligation shall be determined by the Reviewing Party, in any case in which the Independent Legal Counsel referred to above is involved. The terms of the trust shall provide that upon a Change in Control (i) the trust shall not be revoked or the principal thereof invaded, without the written consent of the Indemnitee, (ii) the trustee shall advance, within 10 business days of a request by the Indemnitee, any and all Expenses to the Indemnitee (and the Indemnitee hereby agrees to reimburse the trust under the circumstances under which the Indemnitee would be required to reimburse the Company under Section 2(b) of this Agreement), (iii) the trust shall continue to be funded by the Company in accordance with the funding obligation set forth above, (iv) the trustee shall promptly pay to Indemnitee all amounts for which Indemnitee shall be entitled to indemnification pursuant to this Agreement or otherwise, and (v) all unexpended funds in such trust shall revert to the Company upon a final determination by the Reviewing Party or the Court of Chancery, as the case may be, that Indemnitee has been fully indemnified under the terms of this Agreement. The trustee shall be chosen by Indemnitee. Nothing in this Section 4 shall relieve the Company of any of its obligations under this Agreement.

5.     Indemnification for Additional Expenses. The Company shall indemnify Indemnitee against any and all Expenses and, if requested by Indemnitee, shall (within 10 business days of such request) advance such Expenses to Indemnitee, which are incurred by Indemnitee in connection with any action brought by Indemnitee for (i) indemnification or advance payment of Expenses by the Company under this Agreement or any other agreement or Company By-Law now or hereafter in effect relating to Claims for Indemnifiable Events and/or (ii) recovery under any directors’ and officers’ liability insurance policies maintained by the Company, to the fullest extent permitted by applicable law.

6.    Partial Indemnity/Indemnification for Expenses as Witness, Etc. (a) If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the Expenses, judgments, fines, penalties and amounts paid in settlement of a Claim but not, however, for all of the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled to the fullest extent permitted by law. Moreover, notwithstanding any other provision of this Agreement, to the extent that Indemnitee has been successful on the merits or otherwise in defense of any or all Claims relating in whole or in part to an Indemnifiable Event or in defense of any issue or matter therein, including dismissal without prejudice, Indemnitee shall be indemnified against all Expenses incurred in connection therewith.

(b) Notwithstanding any other provision of this Agreement, to the fullest extent permitted by applicable law and to the extent that Indemnitee is, as a result of an Indemnifiable Event, a witness or otherwise asked to participate in any Claim to which Indemnitee is not a party, Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee's behalf in connection therewith.

7.     Contribution.

(a)     Contribution Payment. To the extent the indemnification provided for under any provision of this Agreement is determined (in the manner hereinabove provided) not to be permitted under applicable law, the Company, in lieu of indemnifying Indemnitee, shall, to the extent permitted by law, contribute to the amount of any and all Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses, judgments, fines, penalties or amounts paid in settlement) of a Claim by reason of (or arising in part out of) an Indemnifiable Event incurred or paid by Indemnitee for which such Indemnification is not permitted. The amount the Company contributes shall be in such proportion as is appropriate to reflect the relative fault of Indemnitee, on the one hand, and of the Company and any and all other parties (including officers and directors of the Company other than Indemnitee) who may be at fault (collectively, including the Company, the “Third Parties”), on the other hand.

(b)     Relative Fault. The relative fault of the Third Parties and the Indemnitee shall be determined (i) by reference to the relative fault of Indemnitee as determined by the court or other governmental agency or (ii) to the extent such court or other governmental agency does not apportion relative fault, by the Reviewing Party after giving effect to, among other things, the relative intent, knowledge, access to information, and opportunity to prevent or correct the relevant events, of each party, and other relevant equitable considerations. The Company and Indemnitee agree that it would not be just and equitable if contribution were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 7(b).

8.     Burden of Proof. In connection with any determination by the Reviewing Party or otherwise as to whether Indemnitee is entitled to be indemnified or to contribution hereunder the burden of proof shall be on the Company to establish that Indemnitee is not so entitled.

9.     No Presumptions. For purposes of this Agreement, the termination or conclusion of any Claim (whether with or without court approval) or conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law. In addition, neither the failure of the Reviewing Party to have made a determination as to whether Indemnitee has met any particular standard of conduct or had any particular belief, nor an actual determination by the Reviewing Party that Indemnitee has not met such standard of conduct or did not have such belief, prior to the commencement of legal proceedings by

Indemnitee to secure a judicial determination that Indemnitee should be indemnified under applicable law shall be a defense to Indemnitee’s claim or create a presumption that Indemnitee has not met any particular standard of conduct or did not have any particular belief.

10.     Nonexclusivity, Etc. The rights of the Indemnitee hereunder shall be in addition to any other rights Indemnitee may have under the Company’s By-Laws or the Delaware General Corporation Law or otherwise. To the extent that a change in the Delaware General Corporation Law (whether by statute or judicial decision) permits greater indemnification by agreement than would be afforded currently under the Company’s By-Laws and this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change.

11.     Liability Insurance. To the extent the Company maintains an insurance policy or policies providing directors’ and officers’ liability insurance, Indemnitee shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any Company director or officer.

12.     Amendments, Etc. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

13.     Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

14.     No Duplication of Payments. The Company shall not be liable under this Agreement to make any payment in connection with any Claim made against Indemnitee to the extent Indemnitee has otherwise actually received payment (under any insurance policy, By-Law or otherwise) of the amounts otherwise indemnifiable hereunder.

15.     Binding Effect, Etc. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns, including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company, spouses, heirs, executors and personal and legal representatives. This Agreement shall continue in effect regardless of whether Indemnitee continues to serve as an officer or director of the Company or of any other enterprise at the Company’s request.

16.     Severability. The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any provision within a single section, paragraph or sentence) are held by the Court of Chancery to be invalid, void or otherwise unenforceable in any respect, and the validity and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired and shall remain enforceable to the fullest extent permitted by law.

17.     Governing Law and Consent to Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in such state without giving effect to the principles of conflicts of laws. The Company and Indemnitee hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the Court of Chancery of the State of Delaware (the "Court of Chancery"), and not in any other state or federal court in the United States of America or any court in any other country, (ii) consent to submit to the exclusive jurisdiction of the Delaware Court for purposes of any action or proceeding arising out of or in connection with this Agreement, (iii) appoint, to the extent such party is not otherwise subject to service of process in the State of Delaware, irrevocably The Corporation Trust Company as its agent in the State of Delaware as such party's agent for acceptance of legal process in connection with any such action or proceeding against such party with the same legal force and validity as if served upon such party personally within the State of Delaware, (iv) waive any objection to the laying of venue of any such action or proceeding in the Court of Chancery, and (v) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Court of Chancery has been brought in an improper or inconvenient forum.

18.     Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed, (b) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed, (c) mailed by reputable overnight courier and receipted for by the party to whom said notice or other communication shall have been directed or (d) sent by facsimile transmission, with receipt of oral confirmation that such transmission has been received:

(a)    If to Indemnitee, at the address indicated on the signature page of this Agreement, or such other address as Indemnitee shall provide to the Company.

(b)    If to the Company to:
GNC Holdings, Inc.
300 Sixth Avenue
Pittsburgh, Pennsylvania 15222
Attn: Chief Legal Officer

19.    Identical Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

20.     Miscellaneous. Use of the masculine pronoun shall be deemed to include usage of the feminine pronoun where appropriate. The headings of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date set forth above.

GNC HOLDINGS, INC.

By:
Name:
Title:

INDEMNITEE

[Name]

General Nutrition Centers, Inc. hereby unconditionally guarantees the due and punctual payment and performance of all obligations of the Company under this Agreement in accordance with the terms set forth herein.

GENERAL NUTRITION CENTERS, INC.
By: _____________________________
Name:
Title: